UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April, 2002

FAIRCHILD INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

0-28305
(Commission File Number)

91-1880015
(IRS Employer Identification No.)

Suite 600, 595 Hornby Street, Vancouver, BC, Canada V6C 1A4
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (604) 646-5614

Item 2. Acquisition or Disposition of Assets.

On April 15, 2002, Fairchild International Corporation entered into a Farmout Agreement with Olympic Resources (Arizona) Ltd. wherein Fairchild has the right to earn from Olympic an assignment of Olympic's interest in oil and gas leasehold interests in certain lands located in Tehama County, California. Pursuant to the Farmout Agreement, upon payment of 5% of the costs of drilling and completion as set forth in the Farmout Agreement, Fairchild will earn and Olympic will assign a 3.75% undivided interest in five test wells. Fairchild has the right to earn a reduced 2.025% interest in a further test well upon payment of 2.7% of the drilling and completion costs. Upon payment by Fairchild for the drilling and completion costs, Fairchild shall earn a 3.75% working interest in the balance of the farmout lands, provided that if by December 31, 2003 less than 6 test wells have been drilled Fairchild shall earn, subject to any limitations established under the underlying operating agreement, an interest in the balance of the farmout lands by virtue of having paid for its share of drilling costs (up to but not including casing) for the test wells actually drilled prior to December 31, 2003, notwithstanding that Fairchild has not paid for such drilling costs for 6 test wells. The drilling program is expected to continue for several months.

Fairchild is also obligated to pay a finder's fee in shares of its common stock equal to 5% of the proposed fees payable in respect of each well to Malcolm Bell & Associates Ltd.

Fairchild will pay for its costs under the Farmout Agreement from cash on hand and from future private placements.

Exhibits

10.1 Farmount Agreement dated April 15, 2002 between Fairchild International Corporation and Olympic Resources (Arizona) Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild International Corporation

/s/ Robert Grace

Robert Grace, President

Date: May 17, 2002